UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2024

PALTALK, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38717	20-3191847
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

30 Jericho Executive Plaza, Suite 400E Jericho, NY	11753
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 967-5120

(Former name or former address, if changed since last report)

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	PALT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 - Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

Divestiture Agreement

As previously disclosed, Paltalk, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, PALT Merger Sub 1, Inc., a New York corporation and a direct and wholly owned subsidiary of the Company (“First Merger Sub”), PALT Merger Sub 2, LLC, a Delaware limited liability company and a direct and wholly owned subsidiary of the Company (“Second Merger Sub”), Newtek Technology Solutions, Inc., a New York corporation (“NTS”), and NewtekOne, Inc., a Maryland corporation and the sole stockholder of NTS (“Newtek”), pursuant to which, subject to the receipt of requisite stockholder approval and the satisfaction or waiver of the other conditions to closing set forth therein: (i) NTS will merge with and into First Merger Sub, with NTS continuing as the surviving entity (the “Interim Surviving Entity” and such merger, the “First Step Merger”), and (ii) immediately following the consummation of the First Step Merger, the Interim Surviving Entity will merge with and into Second Merger Sub, with Second Merger Sub continuing as the surviving entity (the “Second Step Merger” and, together with the First Step Merger, the “Mergers”).

The Merger Agreement provides that, as a condition to the closing of the Mergers and the transactions contemplated by the Merger Agreement (the “Merger Closing”), the Company must effectuate the sale of its “Paltalk”, “Camfrog”, and “Tinychat” applications and all assets and liabilities related to such applications in one or more transactions, such that upon the completion of such transaction or transactions, the Company and its Parent Related Persons (as defined in the Merger Agreement) no longer hold any right to operate or control such applications, whether directly or indirectly. Subsequent to the parties’ entry into the Merger Agreement, Newtek agreed to waive the condition requiring the sale of the Company’s “Tinychat” application so long as all operations of Tinychat Acquisition, Inc. and the Tinychat application have ceased on the date of the Merger Closing.

On November 7, 2024, the Company entered into an Asset Purchase Agreement (the “Divestiture Agreement”), by and among the Company, its wholly owned subsidiaries Paltalk Holdings, Inc. (“Paltalk Holdings”), Paltalk Software, Inc. (“Paltalk Software”), Camshare, Inc. (“Camshare”), A.V.M. Software, Inc. (“AVM”), and Vumber, LLC (“Vumber” and, collectively with the Company, Paltalk Holdings, Paltalk Software, Camshare, and AVM, the “Sellers,” and each individually, a “Seller”), and Meteor Mobile Holdings, Inc., a Delaware corporation (the “Buyer”), pursuant to which the Company agreed to sell to the Buyer the Company’s telecommunications services provider, “Vumber”, as well as its “Paltalk” and “Camfrog” applications and certain assets and liabilities related to such services provider and applications (the “Divestiture”). Following the Divestiture, the Company will no longer be engaged in the business of providing video-based, live streaming, virtual camera and telecommunications software to consumers, as and to the extent such businesses are currently conducted by the Company pursuant to the “Vumber,” “Paltalk” and “Camfrog” applications (the “Business”).

Pursuant to the Divestiture Agreement, the Buyer agreed to (i) acquire certain assets of the Sellers relating to the “Vumber,” “Paltalk” and “Camfrog” applications, including, among other things, the Sellers’ intellectual property and technology, the rights of the Sellers under certain contracts, all rights to any actions of any nature available to or being pursued by Seller to the extent related to the Business, the Transferred Assets (as defined below) or the assumed liabilities, whether arising by way of counterclaim or otherwise, other than any such action to the extent related to certain excluded assets or excluded liabilities, all of the Sellers’ rights under warranties, indemnities and all similar rights against third parties to the extent related to any Transferred Assets, all rights to insurance proceeds to the extent received or receivable in respect of the Business, the Transferred Assets or the assumed liabilities, all documents that are related to the Business, and all goodwill and the going concern value of the Business, other than certain excluded assets (collectively, the “Transferred Assets”) and (ii) assume all of the liabilities of the Sellers arising out of or relating to the Business or the Transferred Assets other than certain excluded liabilities, in each case upon the terms and subject to the conditions set forth in the Divestiture Agreement, for aggregate consideration of $1.35 million (the “Divestiture Closing Consideration”), to be paid by the Buyer to the Company in cash on the closing date of the Divestiture (the “Divestiture Closing”). Pursuant to the Divestiture Agreement, the Sellers will retain all patents and patent applications and any rights or causes of action related to such patents and patent applications (including the Company’s previously disclosed patent litigation against Cisco Systems, Inc.).

Potential Earnout

In addition to the Divestiture Closing Consideration, the Sellers are entitled to receive, with respect to each Earnout Period, as defined and described below, certain payments in cash based on the cash revenue, net of any refunds, received by the Buyer that is attributable to the Business (“Revenue”), as follows:

●	from the six-month period beginning on July 1, 2025 and ending on December 31, 2025 (“Earnout Period 1”), an amount equal to (i) for any Revenue greater than or equal to $3,500,000 and less than $4,250,000, the amount of such Revenue multiplied by 0.30 plus (ii) for any Revenue greater than or equal to $4,250,000, the amount of such Revenue in excess of $4,250,000 multiplied by 0.40; and

●	from each of the twelve-month period beginning on January 1, 2026 and ending on December 31, 2026 (“Earnout Period 2”), the twelve-month period beginning on January 1, 2027 and ending on December 31, 2027 (“Earnout Period 3”), and the twelve-month period beginning on January 1, 2028 and ending on December 31, 2028 (“Earnout Period 4” and collectively with Earnout Period 1, Earnout Period 2 and Earnout Period 3, the “Earnout Periods”), an amount equal to (i) for any Revenue greater than or equal to $7,000,000 and less than $8,500,000, the amount of such Revenue multiplied by 0.30 plus (ii) for any Revenue greater than or equal to $8,500,000, the amount of such Revenue in excess of $8,500,000 multiplied by 0.40 (the aggregate amount, if any, earned during the Earnout Periods, the “Earnout Amount”).

In the event of a Change of Control (as defined in the Divestiture Agreement) of the Buyer during any of the Earnout Periods, the Company is entitled to receive an acceleration payment in cash, net of any Earnout Amounts previously paid to the Company (the “Acceleration Payment”). If any of the Transferred Assets are sold independently from the other assets of the Buyer, the Company will be entitled to (i) 50% of the aggregate consideration paid to the Buyer for the Transferred Assets minus (ii) the aggregate amount of any Earnout Amounts received by the Sellers by the date of the Change of Control, minus (iii) the aggregate amount of any Acceleration Payments previously paid through such date. If any of the Transferred Assets are sold contemporaneously with other assets of the Buyer, the Company is entitled to (x) the aggregate consideration paid to Buyer for the Transferred Assets multiplied by the ratio of the trailing 12-month EBITDA of the Transferred Assets sold and the EBITDA of all assets sold minus (y) the aggregate amount of any Earnout Amounts received by the Sellers by the date of the Change of Control, minus (z) the aggregate amount of any Acceleration Payments previously paid through such date. The minimum Acceleration Payment for the sale of “Paltalk,” “Camfrog” and “Vumber” is $1,650,000, $450,000 and $300,000, respectively, and the aggregate Acceleration Payment payable to the Company is capped at $5,000,000.

Conditions to the Closing of the Divestiture

As a condition to the Divestiture Closing, the Divestiture Agreement provides that all conditions to closing the transactions contemplated by the Merger Agreement must have been satisfied or waived, and the parties to the Merger Agreement stand ready, willing and able to close the transactions contemplated by the Merger Agreement, subject only to the closing of the transactions contemplated by the Divestiture Agreement. In addition, as a condition to the Divestiture Closing, the Sellers and the Buyers must negotiate and enter into a patent license agreement that will provide the Buyer with certain rights related to the patent used in connection with the “Vumber” application. The Divestiture Closing is also subject to the satisfaction of various customary closing conditions, including, among others, (i) the absence of any governmental order enjoining or otherwise prohibiting the performance of the Divestiture Agreement or any of the transactions contemplated thereby and (ii) the absence of a Material Adverse Effect (as defined in the Divestiture Agreement) on the Sellers or the Buyer.

Termination Rights

The Divestiture Agreement contains certain termination rights for both the Sellers and the Buyer, including, among other things, if the Divestiture Closing has not occurred prior to March 11, 2025. In the event that the Company terminates the Divestiture Agreement due to the parties to the Merger Agreement not having satisfied or waived all conditions to the Merger Closing, the Company is required to pay the Buyer up to $50,000 in actual out of pocket fees incurred in connection with the Divestiture Agreement.

Other Terms of the Divestiture Agreement

The Divestiture Agreement contains customary representations and warranties from Sellers and the Buyer, and each party has agreed to certain covenants, including, among others, covenants relating to (i) the conduct of each Seller’s businesses during the interim period between the execution of the Divestiture Agreement and the Divestiture Closing, (ii) each Seller’s obligation to give the Buyer and its authorized representatives, upon reasonable notice to such Seller, reasonable access, during normal business hours, to certain officers and agents of such Seller and the books and records of such Seller, and to furnish to the Buyer during such period all such information relating to such Seller as the Buyer may from time to time reasonably request subject to certain exceptions and restrictions, (iii) the obligation to provide certain notices to the Sellers or the Buyer, as applicable, of (x) an occurrence or non-occurrence that has caused any representation or warranty made by the respective party to be untrue or inaccurate in any material respect at any time after the execution of the Divestiture Agreement and prior to the Divestiture Closing, and (y) any material failure on the part of the respective party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iv) the obligation to use commercially reasonable efforts to obtain all governmental consents, approvals and authorizations and make all filings and notices necessary to execute the transactions contemplated by the Divestiture Agreement and (v) the obligation of the Company to call a meeting of its stockholders for purposes of obtaining the requisite stockholder approval to approve the Divestiture. In addition, the parties agreed to a “no shop” provision that limits the ability of the Sellers and the Buyer to discuss or engage in certain alternative transactions to the Divestiture prior to the Divestiture Closing, subject to certain exceptions.

The Divestiture Agreement also includes customary non-competition and non-solicitation provisions applicable to the Sellers. In addition, the parties each have customary indemnification obligations and rights under the terms of the Divestiture Agreement, including with respect to breaches of certain representations and warranties and failure to observe and perform certain covenants.

The foregoing description of the Divestiture Agreement does not purport to be complete and is qualified in its entirety by the complete text of the Divestiture Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K (this “Current Report”) and is incorporated by reference herein.

The Divestiture Agreement attached as Exhibit 2.1 hereto is included to provide investors and security holders with information regarding its terms, and it is not intended to provide any other factual information about the Company, the other Sellers, the Buyer or their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the Divestiture Agreement were made only for the purposes of the Divestiture Agreement and only as of the date of the Divestiture Agreement or such other date as is specified in the Divestiture Agreement and are qualified by information in confidential disclosure schedules provided by the Buyer and the Sellers in connection with the signing of the Divestiture Agreement. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties and certain covenants set forth in the Divestiture Agreement. Moreover, certain representations and warranties in the Divestiture Agreement were used for the purpose of allocating risk between the Company, the other Sellers and the Buyer rather than establishing matters as facts. Information concerning the subject matter of the representations and warranties may change after the date of the Divestiture Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Accordingly, the representations and warranties in the Divestiture Agreement should not be relied upon as characterizations of the actual state of facts about the Company, the other Sellers and the Buyer, and the Divestiture Agreement should be read in conjunction with the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents that are filed with the Securities and Exchange Commission (the “SEC”).

Section 5 - Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 6, 2024, the Board of Directors of the Company (the “Board”) approved, at the recommendation of the compensation committee of the Board (the “Compensation Committee”), one-time cash bonus payments (the “Transaction Bonuses” and each, a “Transaction Bonus”) to Kara Jenny, the Company’s Chief Financial Officer, and Adam Zalko, the Company’s Senior Vice President. The Transaction Bonuses are payable as follows: (i) 50% on or as soon as practicable following the Merger Closing and (ii) 50% on or as soon as practicable following the filing of the Company’s Annual Report on Form 10-K for the year ending December 31, 2024, provided that the executive officer is providing services to the Company on such dates.

In addition to the Transaction Bonuses, the Board approved, at the recommendation of the Compensation Committee, grants of stock options pursuant to the Paltalk, Inc. 2016 Long Term Incentive Plan to Jason Katz, the Company’s Chief Executive Officer, Ms. Jenny and Mr. Zalko (the “Stock Options”). The Stock Options will be granted effective as of the date that is three trading days following the date that the Company announces the Merger Closing and have an exercise price that is equal to the fair market value of the Company’s common stock on the date of grant. The Stock Options will vest (i) 50% on the date of the Merger Closing and (ii) 50% on the six-month anniversary of the Merger Closing, provided that the executive officer is providing services to the Company on such vesting dates. The following table sets forth the Transaction Bonuses and Stock Options awarded to each of Mr. Katz, Ms. Jenny and Mr. Zalko:

	Cash	Shares
Name	Transaction Bonus Amount	Underlying Stock Options
Jason Katz	-	25,000
Kara Jenny	$100,000	25,000
Adam Zalko	$25,000	25,000

Forward-Looking Statements

Certain statements contained in this Current Report constitute “forward-looking statements” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on current expectations, estimates, forecasts and assumptions and are subject to risks and uncertainties. Words such as “anticipate,” “assume,” “began,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “would” and variations of such words and similar expressions are intended to identify such forward-looking statements. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Forward-looking statements in this Current Report may include, but are not limited to, statements relating to (i) the Mergers and the Divestiture and their expected timing and closing, including receipt of required approvals, satisfaction of other customary closing conditions, (ii) estimates of future synergies, savings and efficiencies, (iii) expectations regarding the Company’s ability to effectively integrate assets and properties it may acquire as a result of the Mergers into the Company’s operations, (iv) expectations regarding future investments or divestitures, including the Divestiture, (v) expectations of future plans, priorities, focus and benefits of the proposed transactions. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, including but not limited to (i) the ability of the parties to consummate the Mergers and the Divestiture in a timely manner or at all, (ii) satisfaction of the conditions precedent to consummation of the Mergers and the Divestiture, including the ability to secure required consents and regulatory approvals in a timely manner or at all, (iii) the ability to obtain the required stockholder approvals in connection with the Mergers and the Divestitures, (iv) the possibility of litigation (including related to the Mergers and the Divestiture) and (v) other risks described in the Company’s filings with the SEC. The Company does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise, except as required by applicable securities laws. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof. More information on potential factors that could affect the Company’s financial results will be included in the preliminary and definitive proxy statements that the Company intends to file with the SEC in connection with the Company’s solicitation of proxies for the meeting of stockholders to be held to approve, among other things, the Divestiture and the issuance of the stock consideration in connection with the Mergers (the “Stock Issuance”).

Additional Information and Where to Find It

In connection with the Stock Issuance and the Divestiture, the Company intends to file preliminary and definitive proxy statements and other materials with the SEC. In addition, the Company may also file other relevant documents with the SEC regarding the proposed transactions. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement and other relevant documents will be sent or given to the Company’s stockholders as of the record date established for voting. Investors and stockholders may also obtain a free copy of the proxy statement (when available) and other documents filed by the Company at its website, www.paltalk.com, or at the SEC’s website, www.sec.gov. The proxy statement and other relevant documents may also be obtained for free from the Company by directing such request to the Company, to the attention of the Investor Relations, 30 Jericho Executive Plaza, Suite 400E Jericho, New York 11753.

Participants in the Solicitation

The Company and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transactions. Investors and stockholders may obtain more detailed information regarding the names, affiliations and interests of the Company’s directors and executive officers by reading the Company’s Definitive Proxy Statement on Schedule 14A, which was filed with the SEC on October 21, 2024 (the “Annual Meeting Proxy Statement”). To the extent holdings of common stock by the Company’s directors and executive officers have changed from the amounts of common stock held by such persons as reflected in the Annual Meeting Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding potential participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement and other relevant materials filed with the SEC in connection with the proposed transactions when they become available.

No Offer or Solicitation

This Current Report is not a proxy statement or solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the potential transactions and shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Section 9 - Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1#	Asset Purchase Agreement, dated November 7, 2024, by and among Paltalk, Inc., Paltalk Holdings, Inc., Paltalk Software, Inc., Camshare, Inc., A.V.M. Software, Inc., Vumber, LLC, and Meteor Mobile Holdings, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

#	Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the SEC or its staff upon request. Certain confidential information has been excluded pursuant to Item 601(b)(2)(ii) of Regulation S-K. Such excluded information is not material and is the type that the Company treats as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 8, 2024

PALTALK, INC.

	By:	/s/ Jason Katz
Jason Katz
Chief Executive Officer